Exhibit 10.4

AMENDMENT #1 TO EMPLOYMENT AGREEMENT

ePlus inc. (the “Company”), a Delaware corporation, and Mark P. Marron (the “Executive”) (collectively, “the Parties”) have previously entered into an Employment Agreement (the “Agreement”), effective April 22, 2010.  The Parties hereby agree to this Amendment #1 (“Amendment #1”)

1.           The last sentence of Section 5(b) shall be replaced with the following:

In no event will any bonus earned under this Section 5(b) be paid later than the next December 31st following the fiscal year in which the bonus was earned, unless calculation of the bonus is not administratively practicable by that date, and further delay would not violate Code Section 409A.

2.           Subsection 7(c)(5) shall be replaced with the following:

              (5)           Any release and certification required from the Executive under the first paragraph of this Section 7(c) shall be on the form attached as Exhibit 1 unless the Company has provided Executive a different form on or before his termination of employment.  The applicable release and certification must be signed and returned by Executive to the Company within twenty one (21) days of the date of termination of employment and not revoked in order for Executive to be entitled to payments under Section 7(c).  Except as provided by subsection 7(c)(4), provided the requirements of this subsection are met, any lump sum payment due Executive under subsection 7(c)(1), (2),  or (3) shall be paid on the last day of the thirty (30) day, sixty (60) day or other applicable period in which the Company may make such payment in compliance with the applicable provision.

/s/ Phillip G. Norton	/s/ Mark P. Marron
Phillip G. Norton	Mark P. Marron
Chief Executive Officer	Chief Operating Officer
Date: September 16, 2010	Date: September 16, 2010